Exhibit 10

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Effective Fiscal Year 2006

1.               Annual Consideration for Service:

a.               $75,000 per annum, payable quarterly, half in cash and half in Common Stock of the Company.

i.      Value of Common Stock determined by averaging the closing price of the Common Stock on the New York Stock Exchange for the last five trading days of each fiscal quarter of the Company.

b.              1,000 shares per annum of Common Stock of the Company, distributable on December 15th of each fiscal year.

c.               All consideration in the form of shares specified in paragraphs (a) and (b) above shall be subject to transfer restrictions so that such shares can not be sold or transferred until the Director is no longer serving on the Company’s Board.

2.               Annual Consideration for Service on Audit Committee:

a.               For each Director serving as a member of the Audit Committee, $10,000 per annum, payable quarterly, in cash.

b.              For the Director serving as Audit Committee Chair, an additional $10,000 per annum, payable quarterly, in cash.

3.               Annual Consideration for Service on Other Committees:

a.               Unless otherwise specified by the Board, each Director serving as a member on any other Committee (including the Compensation and Benefits Committee), $4,000 per annum, payable quarterly, in cash.

4.               Reimbursement of Expenses:

a.               Each Director entitled to reimbursement of reasonable out-of-pocket expenses related to his or her services as Board and Committee members.

5.               Special Adjustments to Consideration for Fiscal Year 2006:

a.               Any Director who was entitled to receive stock options to purchase 2,000 shares of the Company’s Common Stock pursuant to a prior existing resolution regarding director compensation shall remain entitled to receive such stock options for Fiscal Year 2006 only (in additional to the other consideration set forth above).  No further stock option awards shall be made to Directors after Fiscal Year 2006.

b.              For Fiscal Year 2006 only, the final two quarterly payments (in cash or in stock) to each non-employee Director for Fiscal Year 2006 shall be increased on a pro rata basis by an amount necessary to compensate the Director for the shortfall in the first two quarterly payments, if any, for Fiscal Year 2006, as applicable to the Director.